                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO.   5   )*
                                         ------

                         The Times Mirror Company
                     ----------------------------------
                              (Name of Issuer)

                           Common Stock, Series C
                     ----------------------------------
                       (Title of Class of Securities)

                                887360 30 3
                     ----------------------------------
                              (CUSIP Number)

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                              Page 1 of  8  Pages

CUSIP No. 887360 30 3                 13G                 Page  2  of  8  Pages
          -----------                                          ---    ---

- -------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Times Mirror Employee Stock Ownership Trust

- -------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP*                               (b)  / /

     Not applicable

- -------------------------------------------------------------------------------
 (3) SEC USE ONLY

- -------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     California

- -------------------------------------------------------------------------------
NUMBER OF SHARES              (5) SOLE VOTING POWER
 BENEFICIALLY                            0
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH                      2,429,192
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                         0
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  2,429,192
- -------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,429,192

- -------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     Not applicable

- -------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.5 percent

- -------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*

     EP (Employee Benefit Plan)

- -------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page  of   pages

CUSIP No. 887360 30 3                 13G                 Page  3  of  8  Pages
          -----------                                          ---    ---

- -------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     James F. Guthrie

- -------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP*                               (b)  / /

     Not applicable

- -------------------------------------------------------------------------------
 (3) SEC USE ONLY

- -------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.

- -------------------------------------------------------------------------------
NUMBER OF SHARES              (5) SOLE VOTING POWER
 BENEFICIALLY                     356
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH                      2,429,192
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  356
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  2,429,192
- -------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,429,548

- -------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     Not applicable

- -------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.5 percent

- -------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*

     00 (Other -- Trustee of the Times Mirror Employee Stock Ownership Trust)

- -------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page  of   pages

CUSIP No. 887360 30 3                 13G                 Page  4  of  8  Pages
          -----------                                          ---    ---

- -------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     James R. Simpson

- -------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP*                               (b)  / /

     Not applicable

- -------------------------------------------------------------------------------
 (3) SEC USE ONLY

- -------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.

- -------------------------------------------------------------------------------
NUMBER OF SHARES              (5) SOLE VOTING POWER
 BENEFICIALLY                     4,976
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH                      2,429,192
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                  4,976
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  2,429,192
- -------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,434,168

- -------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     Not applicable

- -------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.5 percent

- -------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*

     00 (Other -- Trustee of the Times Mirror Employee Stock Ownership Trust)

- -------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!


                              Page  of   pages

CUSIP No. 887360 30 3                 13G                 Page  5  of  8  Pages
          -----------                                          ---    ---

- -------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Thomas Unterman

- -------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP*                               (b)  / /

     Not applicable

- -------------------------------------------------------------------------------
 (3) SEC USE ONLY

- -------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.

- -------------------------------------------------------------------------------
NUMBER OF SHARES              (5) SOLE VOTING POWER
 BENEFICIALLY                           0
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING POWER
 PERSON WITH                      2,429,192
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE POWER
                                        0
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE POWER
                                  2,429,192
- -------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,429,192

- -------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     Not applicable

- -------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     7.5 percent

- -------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*

     00 (Other -- Trustee of the Times Mirror Employee Stock Ownership Trust)

- -------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page  of   pages

CUSIP No. 887360 30 3                                    Page  6  of  8  Pages
          -----------                                          ---    ---
Schedule 13G
Amendment No. 5


Item 1(a)  NAME OF ISSUER:

            The Times Mirror Company

- -------------------------------------------------------------------------------

Item 1(b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            Times Mirror Square
            Los Angeles, CA 90053

- -------------------------------------------------------------------------------

Item 2(a)  NAMES OF PERSON FILING:

            The Times Mirror Employee Stock Ownership Trust

- -------------------------------------------------------------------------------

Item 2(b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

            Times Mirror Square
            Los Angeles, CA 90053

- -------------------------------------------------------------------------------

Item 2(c)  CITIZENSHIP:

            California

- -------------------------------------------------------------------------------

Item 2(d)  TITLE OF CLASS OF SECURITIES:

            Common Stock, Series C

- -------------------------------------------------------------------------------

Item 2(e).  CUSIP NUMBER:

            887360 30 3

- -------------------------------------------------------------------------------

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS AN:

    (f)  Employee Benefit Plan

- -------------------------------------------------------------------------------

Item 4.  OWNERSHIP:

    (a)  AMOUNT BENEFICIALLY OWNED:

         2,429,192 shares of Series C Common Stock in The Times Mirror Employee Stock Ownership Plan allocated and unallocated accounts as of December 31, 1993.

CUSIP No. 887360 30 3                                     Page  7  of  8  Pages
          -----------                                          ---    ---
Schedule 13G
Amendment No. 5

    (b) PERCENT OF CLASS:

        7.5 percent

    ---------------------------------------------------------------------------

    (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:*

          (i) sole power to vote or to direct the vote:

              0

              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote:

              2,429,192

              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of:

              0

              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of:

              2,429,192

              -----------------------------------------------------------------

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         Not applicable

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Not applicable

- -------------------------------------------------------------------------------

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         Not applicable

- -------------------------------------------------------------------------------

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         Not applicable

- -------------------------------------------------------------------------------

Item 9.  NOTICE OF DISSOLUTION OF GROUP:

         Not applicable

*As to Employee Stock Ownership Trust only (does not include shares held by each Trustee in his personal account).

CUSIP No. 887360 30 3                                     Page  8  of  8  Pages
          -----------                                          ---    ---
Schedule 13G
Amendment No. 5

Item 10. CERTIFICATION:

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       THE TIMES MIRROR EMPLOYEE
                                       STOCK OWNERSHIP TRUST


Date: February 4, 1994                 By: JAMES F. GUTHRIE
      ----------------                     ------------------------------------
                                           Trustee


Date: February 4, 1994                 By: JAMES R. SIMPSON
      ----------------                     ------------------------------------
                                           Trustee


Date: February 4, 1994                 By: THOMAS UNTERMAN
      ----------------                     ------------------------------------
                                           Trustee